EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Post-Effective Amendment No. 1 to Form SB-2, dated February 5, 2008 (the “SB-2”), of our report dated November 12, 2007, relating to the consolidated financial statements of Shandong Guolian Telecommunications Technology Limited Company, as of December 31, 2006 and 2005, which appears in such Form SB-2.

/s/ Mazars CPA Limited

Certified Public Accountants
Hong Kong

Date: February 4, 2008